Exhibit 5.1

November 1, 2021

Repare Therapeutics Inc.

7210 Frederick-Banting Street, Suite 100

Saint-Laurent, Québec

H4S 2A1

Dear Sirs/Mesdames:

Re: Repare Therapeutics Inc. – Public Offering of Common Shares

We have acted as Canadian counsel to Repare Therapeutics Inc. (the “Corporation”), a corporation governed on the date of this opinion by the Business Corporations Act (Québec), in connection with the issue and sale by the Corporation of 4,600,000 common shares of the Corporation (including 600,000 common shares of the Corporation pursuant to the exercise of an option granted by the Corporation to purchase additional common shares of the Corporation) (collectively, the “Shares”) pursuant to the prospectus supplement dated October 27, 2021 (the “Prospectus Supplement”) to the base prospectus dated July 2, 2021 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Final Prospectus”), forming part of the Registration Statement on Form S-3 (the “Registration Statement”) filed on July 2, 2021 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Shares to be issued by the Corporation pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into on October 27, 2021 among the Corporation, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Cowen and Company, LLC and Piper Sandler & Co.

We have examined the Final Prospectus and Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec. This opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares shall have been issued and sold pursuant to the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Where this opinion refers to any of the Shares as being issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid or provided.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed with the SEC for incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP